Exhibit 99.1

Hot Topic, Inc. Reports Fourth Quarter Comp Sales Up 2.6%

Narrows 4th quarter guidance; Reiterates 2013 guidance

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--February 6, 2013--Hot Topic, Inc. (NASDAQ Global Select Market: HOTT) today announced the sales results for its fourth fiscal quarter (fourteen weeks ended February 2, 2013). A summary of the sales results by division (including Internet) is as follows:

	Comparable Sales % Change (1)		Net Sales (2)
	This Year	Last Year	$ Millions	% Change To Last Year
FOURTH QUARTER:
Hot Topic	2.0%	2.8%	$180.5	6.8%

Torrid	5.4%	-1.9%	$52.5	28.4%

Total Co.	2.6%	1.9%	$233.0	11.0%

FISCAL YEAR:
Hot Topic	3.5%	0.7%	$553.7	3.6%

Torrid	3.1%	3.7%	$188.1	15.1%

Total Co.	3.4%	1.4%	$741.8	6.3%

(1) Sales for fiscal 2012 periods are comparable to the previous fiscal year, which include the first week of fiscal February 2012 (week ended February 4, 2012). Additionally, during the first quarter of fiscal 2012, Hot Topic, Inc. began including Internet sales in the computation of comparable sales. All prior year comparable sales results have been adjusted to reflect this change.

(2) Fiscal 4th quarter 2012 (14 weeks ended February 2, 2013) was a 14-week quarter, compared to a 13-week quarter in fiscal 4th quarter 2011. Fiscal 2012 was a 53-week year, compared to a 52-week year in fiscal 2011.

The company narrowed its fourth quarter guidance (14 weeks ended February 2, 2013) to earnings of $0.26 to $0.27 per share, as compared to earnings per share of $0.21 last year. Previously the company’s guidance was earnings in the range of $0.23 to $0.27 per share. The company reaffirmed its previously announced 2013 earnings guidance (52 weeks ending February 1, 2014) in the range of an increase of 30 to 35% over fiscal 2012 based upon a comp sales increase in the low-single-digit range.

“We are pleased with the strong performance of both divisions, including the company’s top-line sales growth, during the quarter and FY2012. The success of the new Torrid branding and vertical product strategies reinforces the brand’s unit growth opportunity and – as previously announced – we plan to open 40 new Torrid locations in 2013,” said Lisa Harper, Chairman and CEO of Hot Topic, Inc. “Additionally, we expect many of the company’s new merchandising, system and process initiatives will continue to gain traction in 2013, supporting continued comp growth and additional margin expansion in all brands.”

A conference call to discuss fourth quarter results, business trends, guidance and other matters is scheduled for March 13, 2013 at 4:30 PM (ET). The conference call number is 866-700-6067, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 41187953, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as a new test retail concept, Blackheart. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women. Torrid retails on-trend fashion apparel, lingerie and accessories inspired by and designed to fit the young, voluptuous woman who wears size 12 and up. Blackheart offers an expanded collection of dark, edgy, sexy lingerie, accessories and beauty products. As of February 2, 2013, the company operated 618 Hot Topic stores in all 50 states, Puerto Rico and Canada, 190 Torrid stores, 5 Blackheart stores, and Internet stores hottopic.com, torrid.com and blackheartlingerie.com.

This news release contains forward-looking statements, which may include statements relating to financial results, guidance, store and online operations (including closures, remodels and relocations), projections, financial performance including cost reductions and changes in business operations, and related matters. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable sales results, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 28, 2012, and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

CONTACT:
Hot Topic, Inc.
Investor Contact:
George Wehlitz, Interim CFO
626-839-4681 x2174
or
Media Contact:
Jennifer Vides, 626-839-4681 x2970